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                          EXHIBIT 21.01

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                   PAUL-SON GAMING CORPORATION

                      LIST OF SUBSIDIARIES

                                STATE/COUNTRY OF
             NAME                 ORGANIZATION                PARENT

Paul-Son Gaming Supplies, Inc.       Nevada       Paul-Son Gaming Corporation

Paul-Son Mexicana, S.A. de C.V.      Mexico       Paul-Son Gaming Supplies, Inc.
                                                  (99%)
                                                  Paul-Son Gaming Corporation
                                                  (1%)

Comercial Paul-Son, S.A. de C.V.     Mexico       Paul-Son Gaming Corporation

Authentic Products, Inc.             Mexico       Paul-Son Gaming Corporation

Brand One Marketing, LLC             Nevada       Authentic Products, Inc. (50%)



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